# Financial Summary
## (Unaudited)

| *(In millions, except per share data)* | *FY 1999* | *FY 2000* | *FY 2001* | *FY 2002* | *FY 2003* | *(9 mos) FY 2003* | *(9 mos) FY 2004* |
|---|---|---|---|---|---|---|---|
| Sales [1] | $3,530.0 | $4,511.0 | $5,123.7 | $6,604.9 | $7,135.4 | $5,384.9 | $6,745.0 |
| Net Income | 94.9 | 75.1 | 223.5 | 196.9 | 26.3 | 21.2 | 104.4 |
| Net Income - adjusted [2] | 94.9 | 75.1 | 174.9 | 192.7 | 26.3 | 21.2 | 104.4 |
| Diluted earnings per share: | | | | | | | |
| Continuing Operations | $ 1.10 | $ .69 | $ 1.95 | $ 1.70 | $ .11 | $ .07 | $ .82 |
| Net Income | $ 1.16 | $ .76 | $ 2.03 | $ 1.78 | $ .24 | $ .19 | $ .94 |
| Continuing Operations - adjusted [2] | $ 1.10 | $ .69 | $ 1.51 | $ 1.66 | $ .11 | $ .07 | $ .82 |
| Net Income - adjusted [2] | $ 1.16 | $ .76 | $ 1.59 | $ 1.74 | $ .24 | $ .19 | $ .94 |
| EBITDA [3] | 237.2 | 283.5 | 473.8 | 519.9 | 262.6 | 196.0 | 354.4 |
| EBITDA % | 6.7% | 6.3% | 9.2% | 7.9% | 3.7% | 3.6% | 5.3% |

1 From continuing operations

2 Fiscal 2001 net income, continuing operations per share and net income per share are adjusted to exclude a net of tax gain of $45.2 million, or $.41 per diluted share, from the sale of IBP, inc. common stock and a net of tax gain of $3.4 million, or $.03 per diluted share, from the sale of a plant. Fiscal 2002 net income and continuing operations per share and net income per share are adjusted to exclude a net of tax gain of $4.2 million, or $.04 per diluted share, from the sale of IBP, inc. common stock.

3 See EBITDA Reconciliation at Appendix I

1

Smithfield

Operating Profit by Segment

Before Corporate Overhead (in millions)

(9 mos) (9 mos)

FY 00 FY 01 FY 02 FY 03 FY 03 FY 04

Pork $ 96.2 $ 103.9 $ 148.0 $ 178.1 $ 128.6 $ 124.5

Beef - - 10.0 77.4 59.9 79.4

Other 10.4 10.0 20.6 16.2 16.8 12.0

Hog Production Group 99.6 281.3 266.6 (108.0) (83.3) 53.7

$ 206.2 $ 395.2 $ 445.2 $ 163.7 $ 122.0 $ 269.6

Appendix I: EBITDA Reconciliation

(Unaudited)

(9 mos) (9 mos)

(In millions, except per share data) FY 1999 FY 2000 FY 2001 FY 2002 FY 2003 FY 2003 FY 2004

EBITDA $ 237 $ 283 $ 474 $ 520 $ 263 $ 196 $ 354

Add / (Subtract)

Provision for Income Tax (45) (40) (129) (116) (5) (4) (47)

Interest Expense, Net (38) (67) (82) (89) (88) (68) (87)

Depreciation and Amortization (64) (108) (128) (134) (158) (116) (129)

Gain on the sale of IBP, inc.

Common Stock - - 79 7 - -

Income from Continuing Operations 90 68 214 188 12 8 91

Discontinued Operations 5 7 9 9 14 13 13

Net Income $ 95 $ 75 $ 223 $ 197 $ 26 $ 21 $ 104

EBITDA represents income from continuing operations before interest expense, income taxes, depreciation and amortization and the gain on the sale of IBP, inc. common stock. EBITDA is not intended to be a substitute for measures under U.S. generally accepted accounting principles, and the items excluded in determining EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered as an alternative to operating earnings, income from continuing operations, net income or net cash provided by operating activities or as a measure of our ability to meet our cash needs.

3 Source: Company filings